Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Julie Albrecht
+1 425-453-9400

ESTERLINE REPORTS FISCAL 2015 FOURTH QUARTER AND FULL-YEAR RESULTS

•	Revenue of $349.6 million for the two-month fiscal fourth quarter

•	Earnings from continuing operations of $20.7 million, or $0.69 per diluted share

•	Adjusted earnings from continuing operations of $39.9 million, or $1.33 per diluted share

•	Full-year free cash flow conversion of 159% of net income

•	Company issues fiscal 2016 guidance

BELLEVUE, Wash., November 19, 2015—Esterline Corporation (NYSE: ESL) (www.esterline.com), a leading specialty manufacturer serving the global aerospace and defense markets, today reported results for the 2015 two-month fiscal fourth quarter and 11-month fiscal year ended October 2, 2015. All amounts for the fourth quarter and full year periods of fiscal 2014 are presented for the two months and 11 months ended September 26, 2014. In the fourth quarter of fiscal 2015, the company reported that consolidated revenue increased 11.6% to $349.6 million compared with the comparable year-ago period of $313.2 million. Higher revenue was attributable to an additional week in the fourth quarter of fiscal 2015 and the inclusion of revenue from the defense, aerospace and training display business (DAT) acquired from Barco N.V. in the second quarter of fiscal 2015. These factors were partially offset by a negative foreign exchange impact in the fourth quarter of fiscal 2015 compared with 2014. Excluding these factors, organic sales were relatively unchanged.

Earnings from continuing operations in the fiscal fourth quarter of 2015 were $20.7 million, or $0.69 per diluted share, compared with fourth quarter fiscal 2014 earnings from continuing operations of $20.0 million, or $0.63 per diluted share.

Adjusted earnings from continuing operations for the fiscal fourth quarter in 2015 were $39.9 million, or $1.33 per diluted share. As previously noted by the company, adjusted results exclude $0.17 per diluted share related to integration and compliance activities, $0.16 per diluted share related to the financial results of the DAT business, and $0.31 per diluted share in conjunction with debt refinancing activity (see Table 1). In the prior-year period, the company would have reported adjusted earnings from continuing operations of $23.5 million, or $0.74 per diluted share.

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Page 2 of 10 Esterline Reports 2015 Fiscal Fourth Quarter and Full-Year Financial Results

Curtis Reusser, Esterline’s Chief Executive Officer, said, “2015 marked an important year for Esterline, as we navigated through strategic initiatives that touched many aspects of our business. Operationally this included continued progress on our accelerated integration, strategic sourcing and continuous improvement activities as well as reshaping our business portfolio. Also, we refinanced our outstanding debt, adjusted our reporting calendar to better align with our industry, and returned $260 million of cash to shareholders through our share repurchase program.”

Reusser continued, “While 2015 was a challenging year by many measures, I’m pleased with the focus of our teams to successfully execute on our plans and finish on a strong note.”

Table 1: Effect of Certain Items on 4th Fiscal Quarter 2015 Earnings from Continuing Operations

	$ millions	EPS
Earnings – U.S. GAAP	$20.7	$0.69

Accelerated Integration Costs	1.6	0.05
Compliance Costs	3.3	0.12
DAT Net Loss	5.0	0.16
Bond Redemption Costs	9.3	0.31

Adjusted Earnings	$39.9	$1.33

Including discontinued operations, net earnings for the nine-week fiscal fourth quarter of 2015 were $3.0 million, or $0.10 per diluted share, compared with a loss of $31.4 million, or $(0.98) per diluted share, in the comparable period last year. Net earnings in the fourth quarter of fiscal 2015 included a $17.7 million loss from discontinued operations, while the prior year included a $51.5 million loss from discontinued operations.

For the 11-month fiscal year of 2015, the company reported revenues of $1.77 billion compared with $1.80 billion in the comparable prior-year period. Fiscal 2015 earnings from continuing operations were $96.7 million, or $3.10 per diluted share. In the comparable period of 2014, the company would have reported earnings from continuing operations of $133.7 million, or $4.12 per diluted share. Adjusted earnings from continuing operations in fiscal 2015 were $145.5 million, or $4.67 per diluted share, excluding the discrete items shown in Table 2. Adjusted earnings in the comparable period of 2014 were $154.0 million, or $4.75 per diluted share, excluding compliance and integration expenses.

Net income in fiscal 2015 was $59.6 million, or $1.91 per diluted share, compared with $74.5 million, or $2.29 per diluted share, in the prior year period. The loss from discontinued operations was $37.1 million in fiscal 2015 and $59.2 million in the comparable period of 2014.

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Page 3 of 10 Esterline Reports 2015 Fiscal Fourth Quarter and Full-Year Financial Results

Table 2: Effect of Certain Items on Full-Year 2015 Earnings from Continuing Operations

	$ millions	EPS
Earnings – U.S. GAAP	$96.7	$3.10

Accelerated Integration Costs	9.8	0.31
Compliance Costs	15.3	0.49
DAT Closing Expenses	4.7	0.15
DAT Net Loss	13.4	0.43
Long-term Contract Adjustments	7.7	0.25
Pension Expense	2.3	0.08
Bond Redemption Costs	9.3	0.30
Non-Income Tax Gain	(13.7)	(0.44)

Adjusted Earnings	$145.5	$4.67

New orders in the fiscal fourth quarter of 2015 were $306.8 million, compared with $273.7 million in the comparable prior-year period. Backlog at the end of fiscal 2015 was $1.2 billion, compared with $1.1 billion at the end of the fiscal year ending October 31, 2014.

Reported gross margin as a percentage of sales in the fourth quarter of fiscal 2015 was 32.7%, compared with 32.6% in the prior-year period. For the 2015 fiscal year, reported gross margin as a percentage of sales was 33.2%, compared with 34.7% in the prior year. The lower gross margins in fiscal 2015 were due to weaker sales mix and lower sales in Avionics & Controls and Advanced Materials.

Fiscal fourth quarter selling, general and administrative (SG&A) expenses as a percent of sales were 17.8%, compared with the prior-year level of 18.0%. For fiscal-year 2015, selling, general and administrative expenses as a percentage of sales were 19.5%, compared with 18.0% in the prior-year period. The higher rate in fiscal 2015 mainly reflected higher incremental SG&A expenses from the DAT acquisition and increased compliance expense.

Research, development and engineering (R&D) spending in the fourth quarter of fiscal 2015 was $13.1 million, or 3.7% of sales, compared with $14.1 million, or 4.5% of sales, in the prior-year period. Fiscal 2015 R&D spending was $91.5 million, or 5.2% of sales, compared with $88.7 million, or 4.9% of sales, in the comparable period of 2014.

The company’s income tax rate in the fourth quarter of fiscal 2015 was 1.3%, compared with 19.1% for the prior-year period. Lower taxes in the fourth quarter of 2015 reflect certain discrete tax benefits during the period, including those associated with the DAT net loss. The fiscal 2015 tax rate was 16.3%, compared with a tax rate of 21.0% during the comparable 2014 period. The company expects a tax rate in a range of 21% to 22% in fiscal 2016.

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Page 4 of 10 Esterline Reports 2015 Fiscal Fourth Quarter and Full-Year Financial Results

Cash flow from operations for fiscal 2015 was $144.3 million. Free cash flow conversion was 159% of net income. During fiscal 2015, the company repurchased 2.6 million shares of common stock for $259.5 million. Within the company’s $400 million share repurchase authorization, it has purchased a total of 2.8 million shares for a purchase price of approximately $290 million.

Guidance for Fiscal Year 2016

The company today also provided guidance for fiscal 2016 ending on September 30, 2016. Revenues for fiscal 2016 are expected to be in the range of $2.03 billion to $2.08 billion. Adjusted earnings per share from continuing operations, excluding anticipated integration and compliance costs, are expected to be in the range of $5.50 to $5.80 per diluted share.

Reusser said 2016 would not be without challenges, but that the company “…looked closely at our plan and took into account some of the uncertainty that still exists in several of our core markets when we developed this guidance.” He further commented that as the company completes its accelerated integration projects and continues to make progress within strategic sourcing, the Esterline operating system, the DAT integration and its trade compliance activities, incremental sales and profits should become more evident.

Conference Call Information

Esterline will host a conference call to discuss this announcement today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). The U.S. dial-in number is 1-866-318-8611; outside the U.S., use 617-399-5130. The pass code for the call is: 23783176. The company has posted a presentation on its website (www.esterline.com) to provide additional information about its fourth fiscal quarter operational and financial results.

Non-GAAP Financial Information

This press release and the related presentation providing supplemental financial information include non-GAAP financial measures—adjusted earnings from continuing operations, adjusted earnings from continuing operations per diluted share, adjusted earnings before interest and tax (EBIT), adjusted sales, adjusted gross margin, and free cash flow conversion—that have not been calculated in accordance with generally accepted accounting principles in the U.S. (GAAP). Adjusted earnings from continuing operations consists of earnings from continuing operations attributable to Esterline less the costs associated with certain integration activities—including restructuring charges—and incremental compliance costs as well as discrete items associated with the acquisition of the DAT business in January 2015, a bond redemption completed in August 2015, adjustments to reserves on long-term contracts incurred in the periods presented, and unique amounts related to pension expense and a non-income tax gain, in each case, as further detailed in the tables below. Adjusted earnings from continuing operations per diluted share divides each element of adjusted earnings from continuing operations by the weighted average number of shares outstanding, diluted for the periods presented (except the fourth

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Page 5 of 10 Esterline Reports 2015 Fiscal Fourth Quarter and Full-Year Financial Results

quarter of fiscal 2014). EBIT is defined as operating earnings from continuing operations. Adjusted EBIT excludes the same costs excluded from adjusted earnings from continuing operations, as well as excluding from GAAP sales the DAT sales of $20.0 million in the fiscal 2015 fourth quarter and $82.5 million for full fiscal year 2015. Adjusted gross margin excludes the cost of certain integration activities and DAT’s gross margin from GAAP gross margin and excludes DAT’s sales from GAAP sales. Full-year 2015 free cash flow conversion is calculated by dividing free cash flow of $95.0 million (cash flow from operations of $144.3 million less capital expenditures of $49.3 million) by net earnings of $59.6 million. In accordance with the SEC’s requirements, the reconciliations of adjusted sales, adjusted gross margin, and adjusted EBIT to their respective GAAP measures are included in the supplemental information related to this press release. Below is the reconciliation of the non-GAAP adjusted earnings from continuing operations to the comparable GAAP earnings from continuing operations.

In millions, except per share amounts

	Two Months Ended Oct. 2, 2015		Two Months Ended Sept. 26, 2014
	Per Diluted Share		Per Diluted Share
Earnings from Continuing Operations Attributable to Esterline (GAAP), Net of Tax	$20.7	$0.69	$20.0	$0.63
Accelerated Integration Costs, Net of $0 and $0.7 Tax Benefit	1.6	0.05	2.4	0.07
Compliance Costs, Net of $0 and $0.3 Tax Benefit	3.3	0.12	1.1	0.04
DAT Net Loss, Net of $0.7 Tax Benefit	5.0	0.16	—	—
Bond Redemption Costs, Net of $1.8 Tax Benefit	9.3	0.31	—	—

Adjusted Earnings from Continuing Operations (non-GAAP), Net of Tax	$39.9	$1.33	$23.5	$0.74

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Page 6 of 10 Esterline Reports 2015 Fiscal Fourth Quarter and Full-Year Financial Results

In millions, except per share amounts

	Eleven Months Ended Oct. 2, 2015		Eleven Months Ended Sept. 26, 2014
	Per Diluted Share		Per Diluted Share
Earnings from Continuing Operations Attributable to Esterline (GAAP), Net of Tax	$96.7	$3.10	$133.7	$4.12
Accelerated Integration Costs, Net of $2.0 and $3.7 Tax Benefit	9.8	0.31	13.8	0.43
Compliance Costs, Net of $3.0 and $1.8 Tax Benefit	15.3	0.49	6.5	0.20
DAT Closing Expenses, Net of $1.3 Tax Benefit	4.7	0.15	—	—
DAT Net Loss, Net of $2.6 Tax Benefit	13.4	0.43	—	—
Long-term Contract Adjustments, Net of $2.2 Tax Benefit	7.7	0.25	—	—
Pension Expense, Net of $0.7 Tax Benefit	2.3	0.08	—	—
Bond Redemption Costs, Net of $1.8 Tax Benefit	9.3	0.30	—	—
Non-Income Tax Gain, Net of $4.4 Tax Expense	(13.7)	(0.44)	—	—

Adjusted Earnings from Continuing Operations (non-GAAP), Net of Tax	$145.5	$4.67	$154.0	$4.75

The company provides these non-GAAP financial measures as supplemental information to the GAAP financial measures. Management uses these non-GAAP financial measures to (a) evaluate the company’s historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources, and (c) measure the operational performance of the company’s business units.

In addition, management believes investors’ and financial analysts’ understanding of the company’s performance is enhanced by including these non-GAAP financial measures as a reasonable basis for comparing the company’s historical results of operations.

These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and free cash flow is not necessarily indicative of amounts available for discretionary use. There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items that comprise the calculation. The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures. The non-GAAP financial measures should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

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Page 7 of 10 Esterline Reports 2015 Fiscal Fourth Quarter and Full-Year Financial Results

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or the company’s future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.

See attached Consolidated Statement of Operations, Consolidated Sales and Earnings from Continuing

Operations by Segment, and Consolidated Balance Sheet

Page 8 of 10 Esterline Reports 2015 Fiscal Fourth Quarter and Full-Year Financial Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Statement of Operations (unaudited)

In thousands, except per share amounts

	Two Months Ended		Eleven Months Ended
	Oct. 2, 2015	Sept. 26, 2014	Oct. 2, 2015	Sept. 26, 2014
Segment Sales
Avionics & Controls	$151,086	$112,412	$727,801	$668,595
Sensors & Systems	117,835	110,719	633,446	689,850
Advanced Materials	80,706	90,069	413,202	442,682

Net Sales	349,627	313,200	1,774,449	1,801,127

Cost of Sales	235,462	211,100	1,185,056	1,176,413

	114,165	102,100	589,393	624,714
Expenses
Selling, general and administrative	62,356	56,285	346,781	323,957
Research, development and engineering	13,075	14,142	91,491	88,656
Restructuring charges	1,264	1,824	6,639	12,103
Other income	241	—	(12,503)	—

Total Expenses	76,936	72,251	432,408	424,716

Operating Earnings From Continuing Operations	37,229	29,849	156,985	199,998

Interest Income	(131)	(101)	(578)	(501)
Interest Expense	5,067	5,062	30,090	29,986
Loss on Extinguishment of Debt	11,122	—	11,451	533

Earnings From Continuing Operations Before Income Taxes	21,171	24,888	116,022	169,980
Income Tax Expense	284	4,761	18,956	35,759

Earnings From Continuing Operations Including Noncontrolling Interests	20,887	20,127	97,066	134,221
Earnings Attributable to Noncontrolling Interests	(183)	(98)	(401)	(527)

Earnings From Continuing Operations Attributable to Esterline, Net of Tax	20,704	20,029	96,665	133,694
Loss From Discontinued Operations, Attributable to Esterline, Net of Tax	(17,718)	(51,465)	(37,053)	(59,240)

Net Earnings Attributable to Esterline	$2,986	$(31,436)	$59,612	$74,454

Earnings (Loss) Per Share—Basic:
Continuing Operations	$.70	$.63	$3.15	$4.20
Discontinued Operations	(.60)	(1.61)	(1.21)	(1.86)

Earnings (Loss) Per Share—Basic	$.10	$(.98)	$1.94	$2.34

Earnings (Loss) Per Share—Diluted:
Continuing Operations	$.69	$.63	$3.10	$4.12
Discontinued Operations	(.59)	(1.61)	(1.19)	(1.83)

Earnings (Loss) Per Share—Diluted	$.10	$(.98)	$1.91	$2.29

Weighted Average Number of Shares Outstanding—Basic	29,543	31,975	30,729	31,839
Weighted Average Number of Shares Outstanding—Diluted	29,901	31,975	31,215	32,443

Page 9 of 10 Esterline Reports 2015 Fiscal Fourth Quarter and Full-Year Financial Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Sales and Earnings From Continuing Operations by Segment (unaudited)

In thousands

	Two Months Ended		Eleven Months Ended
	Oct. 2, 2015	Sept. 26, 2014	Oct. 2, 2015	Sept. 26, 2014
Segment Sales
Avionics & Controls	$151,086	$112,412	$727,801	$668,595
Sensors & Systems	117,835	110,719	633,446	689,850
Advanced Materials	80,706	90,069	413,202	442,682

Net Sales	$349,627	$313,200	$1,774,449	$1,801,127

Earnings From Continuing Operations Before Income Taxes
Avionics & Controls	$15,230	$11,402	$65,910	$92,227
Sensors & Systems	16,296	11,842	71,787	73,653
Advanced Materials	15,043	18,539	80,951	94,450

Segment Earnings	46,569	41,783	218,648	260,330
Corporate expense	(9,099)	(11,934)	(74,166)	(60,332)
Other income	(241)	—	12,503	—
Interest income	131	101	578	501
Interest expense	(5,067)	(5,062)	(30,090)	(29,986)
Loss on extinguishment of debt	(11,122)	—	(11,451)	(533)

Earnings From Continuing Operations
Before Income Taxes	$21,171	$24,888	$116,022	$169,980

Page 10 of 10 Esterline Reports 2015 Fiscal Fourth Quarter and Full-Year Financial Results

ESTERLINE TECHNOLOGIES CORPORATION

Consolidated Balance Sheet (unaudited)

In thousands
	October 2, 2015	October 31, 2014
Assets
Current Assets
Cash and cash equivalents	$191,355	$238,144
Accounts receivable, net	380,748	379,889
Inventories	446,768	433,595
Income tax refundable	12,575	5,266
Deferred income tax benefits	41,082	48,679
Prepaid expenses	23,008	20,336
Other current assets	5,427	2,149
Current assets held for sale	27,851	41,446

Total Current Assets	1,128,814	1,169,504

Property, Plant and Equipment, Net	309,399	319,342

Other Non-Current Assets
Goodwill	1,041,991	1,071,786
Intangibles, net	452,040	471,377
Debt issuance costs, net	8,467	4,295
Deferred income tax benefits	28,979	71,307
Other assets	12,423	14,179
Non-current assets held for sale	24,917	71,677

	$3,007,030	$3,193,467

Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$117,976	$115,284
Accrued liabilities	259,734	262,536
Current maturities of long-term debt	13,589	12,774
Deferred income tax liabilities	11	1,773
Federal and foreign income taxes	2,393	1,571
Current liabilities held for sale	17,106	14,191

Total Current Liabilities	410,809	408,129

Long-Term Liabilities
Credit facilities	160,000	100,000
Long-term debt, net of current maturities	707,786	509,720
Deferred income tax liabilities	73,849	149,165
Pension and post-retirement obligations	75,019	62,693
Other liabilities	29,367	46,884
Non-current liabilities held for sale	2,409	18,876
Total Shareholders’ Equity	1,547,791	1,898,000

	$3,007,030	$3,193,467